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                                                                     EXHIBIT 3.3

                             TMCI ELECTRONICS, INC.


                       CERTIFICATE OF ASSISTANT SECRETARY
                             RE: AMENDMENT OF BYLAWS



I, the undersigned Thomas F. Chaffin, hereby certify that I am the duly elected and acting Assistant Secretary of TMCI Electronics, Inc., a Delaware corporation (the "Company"); and further certify that, pursuant to resolutions of the Board of Directors of the Company, duly approved and adopted by unanimous written consent effective November 11, 1997, Section 3.02 of Article III of the Bylaws of the Company was amended to read in full as follows:


              "Section 3.02. Number. The number of directors which shall constitute the whole Board shall not be less than one more than nine and be such as shall be determined from time to time by the Board of Directors. Unless and until changed by the Board of Directors, the number of directors shall be seven. Directors need not be stockholders. Any directors may may resign at any time by giving written notice to the Corporation; such resignation shall take effect immediately upon receipt by the Corporation if no time is specified therein, or at such later time as such director may specify. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section3.03, and each director shall be elected to serve until such director's successor has been elected."

IN WITNESS WHEREOF, I have subscribed by name and affixed the seal of this corporation effective December 22, 1997.



                     ________________________________________
                     Thomas F. Chaffin, Assistant Secretary


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